Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-221650 on Form S-8 of our reports dated October 2, 2019, relating to the consolidated financial statements of Stitch Fix, Inc. and its subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of Stitch Fix, Inc. and its subsidiaries for the year ended August 3, 2019.

/s/ Deloitte & Touche LLP

San Francisco, California
October 2, 2019